Shareholder Meetings

A Special Meeting of Shareholders of the Fund was held on August 22, 2006 for shareholders of record as of May 25, 2006, to approve a new Investment Advisory Agreement and new Sub-Advisory Agreement for each of the following Portfolios. The votes regarding the approval of the new agreements were as follows:

Approve the new Investment Advisory Agreement:

						For		Against	Abstain

Enhanced Income         	    5,432,617 	  -   	   -

Low Duration Bond			   74,760,069     517,617    4,777,832

Intermediate Government Bond	   32,712,126     570,579      605,465

Intermediate Bond (1)		    2,701,987       -    	      62

Intermediate Bond II		   62,318,202 	177,199 	 198,018

Total Return			   25,478,138         905 	     107

Total Return II			  148,521,556     352,866      515,322

Government Income			   30,259,450 	185,909      266,027

Inflation Protected Bond 	    3,787,756      42,108       11,777

GNMA					   13,298,320      29,904      111,170

Managed Income			   61,052,086     142,265 	 160,578

International Bond		   33,464,703     262,631      335,325

High Yield Bond			   76,683,455     781,326    1,614,187

Approve the new Sub-Advisory
Agreement:
					      For	      Against	Abstain

Enhanced Income			   5,432,617        -   	   -

Low Duration Bond			  74,684,753      574,707   4,796,058

Intermediate
Government Bond			  32,720,980 	575,188     592,002

Intermediate Bond (1)		   2,701,987 	  -   	     62

Intermediate Bond II		  62,318,228      159,657     215,534

Total Return			  25,478,138          905         107

Total Return II			 148,494,730      369,857     525,157

Government Income               30,273,816      197,434     240,136

Inflation Protected
Bond					3,783,137 		 45,765       12,739

GNMA					13,295,330 		 30,926 	 113,138

Managed Income			61,031,087 		149,080 	 174,762

International Bond		33,436,954 		288,417 	 337,288

High Yield Bond			76,583,317 		862,704    1,632,947



1 - The special meeting was adjourned until September 15, 2006.